UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2018

Energy XXI Gulf Coast, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38019	20-4278595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Main Street, Suite 2626
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 351-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gary C. Hanna as Director and Chairman of the Board. On March 29, 2018, the board of directors (the “Board”) of Energy XXI Gulf Coast, Inc. (the “Company”) appointed Gary C. Hanna as a member of the Board and also appointed Mr. Hanna to serve as Chairman of the Board.

Mr. Hanna, age 60, has over 30 years of executive experience in the energy exploration and production and service sectors, with a primary focus in the mid-continent U.S. and Gulf of Mexico regions. Mr. Hanna has served as Chairman of the Board of Rosehill Resources, Inc. (“Rosehill”) since September 2015, and he also served as Chief Executive Officer from September 2015 until April 2017. Between June 2015 and September 2015, Mr. Hanna evaluated various investment and employment opportunities. Mr. Hanna was a consultant for Energy XXI Ltd, the Company’s predecessor, from June 2014 to June 2015. From 2009 until June 2014, Mr. Hanna served as the Chief Executive Officer of EPL Oil & Gas, Inc. (“EPL”), a publicly-traded company that was acquired by Energy XXI Ltd in June 2014 for $2.3 billion, and was elected as a director of EPL in June 2010 and Chairman in 2013. From 2008 to 2009, Mr. Hanna served as President and Chief Executive Officer of Admiral Energy Services, a start-up company focused on the development of offshore energy services. From 1999 to 2007, Mr. Hanna served in various capacities at Tetra Technologies, Inc., an international oil and gas services production company, including serving as Senior Vice President from 2002 to 2007. Mr. Hanna also served as President and Chief Executive Officer of Tetra’s affiliate, Maritech Resources, Inc., and as President of Tetra Applied Technologies, Inc., another Tetra affiliate. From 1996 to 1998, Mr. Hanna served as the President and Chief Executive Officer of Gulfport Energy Corporation, a public oil and gas exploration company. From 1995 to 1998, he also served as the Chief Operations Officer for DLB Oil& Gas, Inc., a mid-continent exploration public company. From 1982 to 1995, Mr. Hanna served as President and Chief Executive Officer of Hanna Oil Properties, Inc., a company engaged in oil services and the development of mid-continent oil and gas prospects. Since November 2015, Mr. Hanna has served as a director of Aspire Holdings Corp. and, from November 2015 until December 2016, served as a director of Hercules Offshore, Inc. Mr. Hanna holds a B.B.A. in Economics from the University of Oklahoma. Mr. Hanna is well-qualified to serve as director due to his extensive operational, financial and management background, as well as his prior extensive management experience with that portion of the Company’s assets acquired in the acquisition of EPL.

Arrangements and Understandings. Mr. Hanna’s appointment resulted from an extensive search process led by the Nomination and Governance Committee of the Board. There are no arrangements or understandings between Mr. Hanna and any other person pursuant to which Mr. Hanna was elected as director of the Company, and there are no family relationships between Mr. Hanna and any of the Company’s other directors or executive officers. There are no transactions between the Company and Mr. Hanna that are reportable pursuant to Item 404(a) of Regulation S-K.

Compensation for Mr. Hanna. On March 29, 2018, the Board, on the recommendation of the Compensation Committee of the Board, approved a one-time award (the “Hanna Recruitment Grant”) of $200,000 of restricted stock units to Mr. Hanna. Based on the closing price on March 29, 2018 of the Company’s common stock on the NASDAQ Stock Market of $3.84 per share, the Hanna Recruitment Grant consisted of 52,083 restricted stock units. The Hanna Recruitment Grant will vest one-third on the first, second and third anniversaries of the grant date or, if earlier, upon a change of control. As a result of this vesting schedule, if Mr. Hanna is not re-elected at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”), this grant will be forfeited.

The Hanna Recruitment Grant was awarded under the Company’s 2016 Long-Term Incentive Plan. However, this grant will also be forfeited if the Company’s 2018 Long Term Incentive Plan, which is currently being finalized, is not approved by our stockholders at the 2018 Annual Meeting.

The Hanna Recruitment Grant is in addition to the equity grants and director fees to which a non-executive Chairman of the Board is entitled under the Company’s non-employee director compensation policy, including an additional initial grant of $300,000 of restricted stock units, which will vest one-third on the first, second and third anniversaries of the grant date or, if earlier, upon a change of control. Furthermore, as non-executive Chairman of the Board, Mr. Hanna will be entitled to an annual cash retainer of $125,000 and an annual restricted stock unit grant of $175,000.

Michael Reddin. Michael S. Reddin served as Chairman of the Board from the Company’s emergence from chapter 11 on December 30, 2016 until March 29, 2018. From February 2, 2017 until April 17, 2017, he also served as the Company’s Chief Executive Officer and President on an interim basis. As previously disclosed, on February 17, 2018, Mr. Reddin notified the Company that he did not intend to stand for re-election as a director at the 2018 Annual Meeting. In order to facilitate the transition in the role of Chairman of the Board, Mr. Reddin agreed to step down as Chairman of the Board upon the Board’s determination to appoint Mr. Hanna to that role. However, Mr. Reddin will continue to serve as a director until the 2018 Annual Meeting and has agreed to continue to assist in Mr. Hanna’s transition while Mr. Reddin remains on the Board.

In recognition of the significant contributions made by Mr. Reddin to the Board, the Board has agreed that Mr. Reddin’s equity grants that would have otherwise vested on December 31, 2018 and December 31, 2019 will vest on the date of the 2018 Annual Meeting. This will result in the vesting of 10,000 restricted stock units that would have otherwise been forfeited on that date. The Board has also agreed that, until the date of the 2018 Annual Meeting, Mr. Reddin will continue to receive the prorated $125,000 annual cash retainer that he would have received if he had remained Chairman of the Board during that period instead of the non-Chairman retainer of $75,000 per year. The prorated net difference for that period would be approximately $5,600.

Item 7.01 Regulation FD Disclosure

On April 2, 2018, the Company issued a press release announcing the appointment of Mr. Hanna to the Board. A copy of such press release relating to this appointment is attached hereto as Exhibit 99.1. The information in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed subject to the requirements of amended Item 10 of Regulation S-K, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of this information hereby shall not be deemed an admission as to the materiality of any such information.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Form 8-K.

Exhibit Number	Description
99.1*†	Press Release by Energy XXI Gulf Coast, Inc. dated April 2, 2018

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2018	By:	/s/ Marguerite Woung-Chapman
Marguerite Woung-Chapman
Senior Vice President and General Counsel